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                        [AMERICAN BIO MEDICA LETTERHEAD]


FOR IMMEDIATE RELEASE:                                              EXHIBIT 99.1
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                AMERICAN BIO MEDICA APPOINTS NEW CHAIRMAN AND CEO
            Robert L. Aromando Jr. Previously Led Roche Diagnostics'
                  On-Site Drug Testing to Dominant Market Share

KINDERHOOK, NY, JANUARY 16, 2001 - American Bio Medica Corporation (NASDAQ:
ABMC) today announced an aggressive restructuring of its management team, beginning with the appointment of Robert L. Aromando Jr. as chairman of the board and chief executive officer. Aromando brings with him over 20 years of sales and global marketing experience, with specific expertise in the drugs of abuse testing arena.

As director of global marketing for Roche Diagnostics from 1992 to 1999, Aromando oversaw that company's climb from late market entry to dominant player in the on-site drugs of abuse business, with some Roche products capturing as much as 50 percent market share. Since 1999, he has served as director of global marketing for clinical research organization Covance, Inc. Aromando began his relationship with ABMC in May 2000, when he joined its board of directors.

Aromando replaces Stan Cipkowski, who founded ABMC in 1992. Cipkowski resigned as board chairman and chief executive officer at ABMC's January 10, 2001, board meeting. He will remain with ABMC as president, a director, and a member of an executive management team to be headed by Aromando. Also on the four-person executive management team will be ABMC CFO Keith Palmer, and Company independent director Gerald Moore, president and chief executive of Med-Ox Diagnostics of Canada.

"Bob Aromando brings to ABMC valuable insights and a proven record of success in the on-site drug testing market," said Cipkowski. "He is respected in this industry as a shrewd competitor, an innovative marketer, and an executive who values long-term distributor and end-user relationships."

According to Aromando, the executive management team will focus on a series of immediate priorities including strengthening relationships with existing distribution channels, and aggressive acquisition of new distributors.

The management team will also center ABMC sales efforts on specific high potential areas in the on-site drugs of abuse testing market, and pursue litigation of a patent infringement case against Phamatech. An injunction hearing has been scheduled for March 5 in the United States District Court for the Southern District of California.

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The executive management team will initiate an internal operations audit and identify means of reducing expenses at ABMC.

"I am enthusiastic about the opportunities in front of American Bio Medica," said Aromando. "I truly believe the company has strong technology, good products, talented people, and an exceptional distribution network. I expect to reach our sales and profitability goals, and deliver value to our shareholders and customers."

American Bio Medica Corporation develops, manufactures and markets inexpensive, accurate on-site drugs-of-abuse diagnostic kits, sprays and support services worldwide. The company's global distributors target the workplace, physicians, corrections, clinical and educational markets. ABMC's Drug Detector(TM) identifies minute traces of illegal drugs on surfaces, while the company's Rapid Drug Screen tests individuals and is proven to correlate 100% with the standard laboratory screening test.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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